Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522	FIRM/AFFILIATE OFFICES
–—	——
TEL: (212) 735-3000	BOSTON
FAX: (212) 735-2000	CHICAGO
www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON
——
December 13, 2011	BEIJING BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI SINGAPORE
Gilead Sciences, Inc	SYDNEY

333 Lakeside Drive

Foster City, California 94404

RE:	Gilead Sciences, Inc.
2.40% Senior Notes due 2014
3.05% Senior Notes due 2016
4.40% Senior Notes due 2021
5.65% Senior Notes due 2041

Ladies and Gentlemen:

We have acted as special counsel to Gilead Sciences, Inc., a Delaware corporation (the “Company”), in connection with the public offering of (a) $750,000,000 aggregate principal amount of the Company’s 2.40% Senior Notes due 2014 (the “2014 Notes”), (b) $700,000,000 aggregate principal amount of the Company’s 3.05% Senior Notes due 2016 (the “2016 Notes”), (c) $1,250,000,000 aggregate principal amount of the Company’s 4.40% Senior Notes due 2021 (the “2021 Notes”) and (d) $1,000,000,000 aggregate principal amount of the Company’s 5.65% Senior Notes due 2041 (the “2041 Notes” and, together with the 2014 Notes, the 2016 Notes and the 2021 Notes, the “Securities”) to be issued under the Indenture, dated as of March 30, 2011 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of December 13, 2011 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). On December 6, 2011, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

Gilead Sciences, Inc.

December 13, 2011

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the registration statement on Form S-3 (File No. 333-173006) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii) executed copies of the global certificates evidencing the 2014 Notes (the “2014 Note Certificates”), the 2016 Notes (the “2016 Note Certificates”), the 2021 Notes (the “2021 Note Certificates”) and the 2041 Notes (together with the 2014 Note Certificates, the 2016 Note Certificates and the 2021 Note Certificates, the “Note Certificates”);

(iii) an executed copy of the Base Indenture;

(iv) an executed copy of the Second Supplemental Indenture;

(v) an executed copy of the Underwriting Agreement;

(vi) a copy of the Company’s amended and restated certificate of incorporation, certified by the Secretary of State of the State of Delaware and as in effect on each of March 30, 2011 and the date hereof and as certified by Brett Pletcher, Assistant Secretary of the Company;

(vii) a copy of the Company’s bylaws, as amended and in effect on each of March 30, 2011 and the date hereof, as certified by Brett Pletcher, Assistant Secretary of the Company;

(viii) a copy of certain resolutions of the Board of Directors of the Company, adopted on January 20, 2011 and November 13, 2011, certain resolutions of the Offering Committee thereof, adopted on March 21, 2011, and certain resolutions of the Financing Committee thereof, adopted on November 28, 2011, as certified by Brett Pletcher, Assistant Secretary of the Company; and

Gilead Sciences, Inc.

December 13, 2011

(ix) an executed copy of the pricing certificate of Robin L. Washington, Chief Financial Officer of the Company, dated December 6, 2011.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

The Indenture and the Note Certificates are referred to herein collectively as the “Transaction Agreements.”

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Note Certificates have been duly authorized and executed by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The opinions stated herein are subject to the following qualifications:

Gilead Sciences, Inc.

December 13, 2011

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Agreements;

(c) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; and

(d) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and are subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

In addition, in rendering the foregoing opinions, we have assumed that neither the execution and delivery by the Company of the Transaction Agreements and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations under each of the Transaction Agreements: (i) constitutes or will a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Gilead Sciences, Inc.

December 13, 2011

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement.. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated December 6, 2011 and filed with the Commission. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP